Exhibit 10.1

STARENT NETWORKS, CORP.

Executive Retention Agreement

THIS EXECUTIVE RETENTION AGREEMENT by and between Starent Networks, Corp., a Delaware corporation (the “Company”), and             (the “Executive”) is made as of             , 2009 (the “Effective Date”).

WHEREAS, the Company recognizes that, as is the case with many publicly-held corporations, the possibility of a change in control of the Company exists and that such possibility, and the uncertainty and questions which it may raise among key personnel, may result in the departure or distraction of key personnel to the detriment of the Company and its stockholders, and

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that appropriate steps should be taken to reinforce and encourage the continued employment and dedication of the Company’s key personnel without distraction from the possibility of a change in control of the Company and related events and circumstances.

NOW, THEREFORE, as an inducement for and in consideration of the Executive remaining in its employ, the Company agrees that the Executive shall receive the severance benefits set forth in this Agreement in the event the Executive’s employment with the Company is terminated under the circumstances described below subsequent to a Change in Control (as defined in Section 1.2).

1. Key Definitions.

As used herein, the following terms shall have the following respective meanings:

1.1 “Cause” means:

(a) the Executive’s willful and continued failure to substantially perform his reasonable assigned duties as an officer of the Company (other than any such failure resulting from incapacity due to physical or mental illness or any failure after the Executive gives notice of termination for Good Reason), which failure is not cured within 60 days after a written demand for substantial performance is received by the Executive from the Board of Directors of the Company which specifically identifies the manner in which the Board of Directors believes the Executive has not substantially performed the Executive’s duties; or

(b) the Executive’s willful engagement in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

For purposes of this Section 1.1, no act or failure to act by the Executive shall be considered “willful” unless it is done, or omitted to be done, in bad faith and without reasonable belief that the Executive’s action or omission was in the best interests of the Company.

1.2 “Change in Control” means an event or occurrence set forth in any one or more of subsections (a) through (d) below (including an event or occurrence that constitutes a Change in Control under one of such subsections but is specifically exempted from another such subsection) [For Paul Milbury’s agreement only: , provided that such event or occurrence constitutes a “change in ownership or effective control” of the Company or a “sale of a substantial portion of the Company’s assets”, in each case within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”)]:

(a) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 40% or more of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of the Company, unless the Person exercising, converting or exchanging such security acquired such security directly from the Company or an underwriter or agent of the Company), (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this Section 1.2; or

(b) such time as the Continuing Directors (as defined below) do not constitute a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (i) who was a member of the Board on the date of the execution of this Agreement or (ii) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (ii) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or

(c) the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company in one or a series of transactions (a “Business Combination”), unless, immediately following such Business Combination, each of the following three conditions is satisfied: (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 40% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively; (ii) the individuals who were members of the Board of Directors of the Company immediately prior to the execution of the agreement providing for such merger, consolidation, reorganization, recapitalization or share exchange constitute at least fifty percent (50%) of the members of the board of directors of the Acquiring Corporation; and (iii) no Person (excluding any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, 40% or more of the then outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination); or

(d) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

1.3 “Change in Control Date” means the first date during the Term (as defined in Section 2) on which a Change in Control occurs. Anything in this Agreement to the contrary notwithstanding, if (a) a Change in Control occurs, (b) the Executive’s employment with the Company is terminated prior to the date on which the Change in Control occurs, and (c) it is reasonably demonstrated by the Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (ii) otherwise arose in connection with or in anticipation of a Change in Control, then for all purposes of this Agreement the “Change in Control Date” shall mean the date immediately prior to the date of such termination of employment.

1.4 “Disability” means the Executive’s absence from the full-time performance of the Executive’s duties with the Company for 180 consecutive calendar days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative.

1.5 “Good Reason” means (i) a material diminution in the Executive’s base compensation; (ii) a material diminution in the Executive’s authority, duties or responsibilities; (iii) a material change in the geographic location at which the Executive must perform services; and (iv) any other action or inaction that constitutes a material breach by the Company of this Agreement.

[Notwithstanding the foregoing, the Executive shall not have “Good Reason” to terminate employment with the Company under Section 1.5(ii) by reason of any diminution in authority, duties or responsibilities that is attributable solely to any one or more of the following:

(i) following the Change in Control, the Company has ceased to be a public company and is instead a subsidiary or other part of the Acquiring Corporation, (ii) the Executive’s authority, duties and responsibilities apply, after the Change in Control, only to the business and operations of the Company and do not extend to other parts of the business or operations of the Acquiring Corporation, (iii) the Executive after the Change in Control reports to someone other than the Chief Executive Officer or Chief Executive Officer of the Acquiring Corporation and/or requires approvals for actions that would not have been required prior to the Change in Control, (iv) the number of employees reporting to the Executive is reduced, and/or (v) portions of the business or operations managed by the Executive prior to the Change in Control are, after the Change in Control, integrated with and managed by other parts of the business or operations of the Acquiring Corporation.]1

2. Term of Agreement. This Agreement, and all rights and obligations of the parties hereunder, shall take effect upon the Effective Date and shall expire upon the first to occur of (a) the expiration of the Term (as defined below) if a Change in Control has not occurred during the Term, (b) the termination of the Executive’s employment with the Company prior to the Change in Control Date, (c) the date 12 months after the Change in Control Date, if the Executive is still employed by the Company as of such later date, or (d) the fulfillment by the Company of all of its obligations under Sections 4 and 5.2 if the Executive’s employment with the Company terminates within 12 months following the Change in Control Date. “Term” shall mean the period commencing as of the Effective Date and continuing in effect through December 31, 2012; provided, however, that commencing on January 1, 2013 and each January 1 thereafter, the Term shall be automatically extended for one additional year unless, not later than 30 days prior to the scheduled expiration of the Term (or any extension thereof), the Company shall have given the Executive written notice that the Term will not be extended.

3. Employment Status; Termination Following Change in Control.

3.1 Not an Employment Contract. The Executive acknowledges that this Agreement does not constitute a contract of employment or impose on the Company any obligation to retain the Executive as an employee and that this Agreement does not prevent the Executive from terminating employment at any time. If the Executive’s employment with the Company terminates for any reason and subsequently a Change in Control shall occur, the Executive shall not be entitled to any benefits hereunder except as otherwise provided pursuant to Section 1.3 [For Paul Milbury’s Agreement only: ; provided, however, that if the Executive’s Date of Termination occurs prior to the closing of the Change in Control, the Executive shall be paid the amount set forth in Section 4.2(a)(i)(2) over the 12 month period following the Date of Termination as set forth in the Letter Agreement between the Company and the Executive dated January 17, 2007, (the “Letter Agreement”) rather than in a lump sum.]

3.2 Termination of Employment.

(a) If the Change in Control Date occurs during the Term, any termination of the Executive’s employment by the Company or by the Executive within 12 months following the Change in Control Date (other than due to the death of the Executive)

[1]	For all Agreements other than for Chief Executive Officer and Chief Financial Officer.

shall be communicated by a written notice to the other party hereto (the “Notice of Termination”), given in accordance with Section 7. Any Notice of Termination shall: (i) indicate the specific termination provision (if any) of this Agreement relied upon by the party giving such notice, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) specify the Date of Termination (as defined below). Except as set forth in Section 3(d), the effective date of an employment termination (the “Date of Termination”) shall be the close of business on the date specified in the Notice of Termination (which date may not be less than 15 days or more than 120 days after the date of delivery of such Notice of Termination), in the case of a termination other than one due to the Executive’s death, or the date of the Executive’s death, as the case may be. In the event the Company fails to satisfy the requirements of Section 3.2(a) regarding a Notice of Termination, the purported termination of the Executive’s employment pursuant to such Notice of Termination shall not be effective for purposes of this Agreement.

(b) The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting any such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(c) Any Notice of Termination for Cause given by the Company must be given within 90 days of the occurrence of the event(s) or circumstance(s) which constitute(s) Cause. Prior to any Notice of Termination for Cause being given (and prior to any termination for Cause being effective), the Executive shall be entitled to a hearing before the Board of Directors of the Company at which he may, at his election, be represented by counsel and at which he shall have a reasonable opportunity to be heard. Such hearing shall be held on not less than 15 days prior written notice to the Executive stating the Board of Directors’ intention to terminate the Executive for Cause and stating in detail the particular event(s) or circumstance(s) which the Board of Directors believes constitutes Cause for termination.

(d) No Notice of Termination by the Executive shall be considered for Good Reason unless (x) the Executive gives the Company Notice of Termination within 90 days after the initial existence of the event or circumstance giving rise to the Good Reason and (y), such event or circumstance has not been fully corrected and the Executive has not been reasonably compensated for any losses or damages resulting therefrom within 30 days of the Company’s receipt of such Notice of Termination.

4. Benefits to Executive.

4.1 Stock Acceleration. If the Change in Control Date occurs during the Term and, if the Executive’s employment with the Company is terminated by the Company (other than for Cause, Disability or death) or by the Executive for Good Reason, in either case within 12 months following the Change in Control Date, then, upon such termination (a) each outstanding option to purchase shares of Common Stock of the Company held by the Executive (or any equity award substituted therefor in connection with the Change in Control) shall become immediately exercisable in full and shares of Common Stock of the Company received upon exercise of any options (or any equity award substituted therefor in connection with the Change in Control) will no longer be subject to a right of repurchase by the Company, and (b) each outstanding restricted stock and other equity award (or any equity award substituted therefor in connection with the Change in Control) shall be deemed to be fully vested and realizable and will no longer be subject to a right of repurchase by the Company; provided, however, that if any option, restricted stock or other equity award held by the Executive immediately prior to a Change in Control does not remain outstanding after the Change in Control or is not assumed or substituted for by the Acquiring Corporation in connection with the Change in Control, then such option, restricted stock or other equity award shall become fully exercisable, vested and realizable, and no longer subject to any repurchase right, upon the Change in Control.

4.2 Compensation. If the Change in Control Date occurs during the Term and the Executive’s employment with the Company terminates within 12 months following the Change in Control Date, the Executive shall be entitled to the following benefits:

(a) Termination Without Cause or for Good Reason. Subject to Sections 4.4 and 4.8, if the Executive’s employment with the Company is terminated by the Company (other than for Cause, Disability or death) or by the Executive for Good Reason within 12 months following the Change in Control Date, then the Executive shall be entitled to the following benefits:

(i) the Company shall pay to the Executive in a lump sum in cash the following amounts:

(1) the sum of (A) the Executive’s accrued but unpaid base salary through the Date of Termination, (B) the product of (x) the Executive’s annual target bonus for the year in which the Date of Termination occurs and (y) a fraction, the numerator of which is the number of days in the fiscal year in which the Date of Termination occurs through the Date of Termination, and the denominator of which is 365, less the amount of any bonus actually paid for such fiscal year, (C) any amount of the Executive’s annual bonus for the most recently completed fiscal year that has been earned but not paid as of the Date of Termination, and (D) the amount of any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case to the extent not previously paid (the sum of the amounts described in clauses (A), (B), (C) and (D) shall be hereinafter referred to as the “Accrued Obligations”), which Accrued Obligations shall be paid to the Executive in a lump sum within 30 days after the Date of Termination; and

(2) the amount equal to the sum of (A) the Executive’s annual base salary for the year during which the termination occurs and (B) the Executive’s target bonus for the year in which the Date of Termination occurs, which amount shall be paid to the Executive in a lump sum 60 days after the Date of Termination.

(ii) for 12 months after the Date of Termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue to provide benefits to the Executive and the Executive’s family at least equal to those which would have been provided to them if the Executive’s employment had not been terminated, in accordance with the applicable Benefit Plans in effect on the Measurement

Date; provided, however, (1) that if the Executive becomes reemployed with another employer and is eligible to receive a particular type of benefits (e.g., health insurance benefits) from such employer on terms at least as favorable to the Executive and his family as those being provided by the Company, then the Company shall no longer be required to provide those particular benefits to the Executive and his family and (2) to the extent such payments are taxable and/or extend beyond the period of time during which the Executive would be entitled (or would, but for this clause (2)) to COBRA continuation coverage under a group health plan of the Company, such payments shall be made in accordance with the Company’s normal payroll practices for such benefits; and

(iii) for purposes of determining eligibility (but not the time of commencement of benefits) of the Executive for retiree benefits to which the Executive is entitled, the Executive shall be considered to have remained employed by the Company until 12 months after the Date of Termination.

(b) Resignation without Good Reason; Termination for Death or Disability. Subject to Section 4.4, if the Executive voluntarily terminates his employment with the Company within 12 months following the Change in Control Date, excluding a termination for Good Reason, or if the Executive’s employment with the Company is terminated by reason of the Executive’s death or Disability within 12 months following the Change in Control Date, then the Company shall pay the Executive (or his estate, if applicable), in a lump sum in cash within 30 days after the Date of Termination, the Accrued Obligations.

(c) Termination for Cause. If the Company terminates the Executive’s employment with the Company for Cause within 12 months following the Change in Control Date, then the Company shall pay the Executive, in a lump sum in cash within 30 days after the Date of Termination, the sum of (i) the Executive’s annual base salary through the Date of Termination and (ii) the amount of any compensation previously deferred by the Executive, in each case to the extent not previously paid.

4.3 Taxes.

(a) Notwithstanding any other provision of this Agreement, except as set forth in Section 4.3(b), in the event that the Company undergoes a “Change in Ownership or Control” (as defined below), the Company shall not be obligated to provide to the Executive a portion of any “Contingent Compensation Payments” (as defined below) that the Executive would otherwise be entitled to receive to the extent necessary to eliminate any “excess parachute payments” (as defined in Section 280G(b)(1) of the Internal Revenue Code of 1986, as amended (the “Code”)) for the Executive. For purposes of this Section 4.3, the Contingent Compensation Payments so eliminated shall be referred to as the “Eliminated Payments” and the aggregate amount (determined in accordance with Treasury Regulation Section 1.280G-1, Q/A-30 or any successor provision) of the Contingent Compensation Payments so eliminated shall be referred to as the “Eliminated Amount.”

(b) Notwithstanding the provisions of Section 4.3(a), no such reduction in Contingent Compensation Payments shall be made if (i) the Eliminated Amount (computed without regard to this sentence) exceeds (ii) 110% of the aggregate present value

(determined in accordance with Treasury Regulation Section 1.280G-1, Q/A-31 and Q/A-32 or any successor provisions) of the amount of any additional taxes that would be incurred by the Executive if the Eliminated Payments (determined without regard to this sentence) were paid to him (including, state and federal income taxes on the Eliminated Payments, the excise tax imposed by Section 4999 of the Code payable with respect to all of the Contingent Compensation Payments in excess of the Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code), and any withholding taxes). The override of such reduction in Contingent Compensation Payments pursuant to this Section 4.3(b) shall be referred to as a “Section 4.3(b) Override.” For purpose of this paragraph, if any federal or state income taxes would be attributable to the receipt of any Eliminated Payment, the amount of such taxes shall be computed by multiplying the amount of the Eliminated Payment by the maximum combined federal and state income tax rate provided by law.

(c) For purposes of this Section 4.3 the following terms shall have the following respective meanings:

(i) “Change in Ownership or Control” shall mean a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company determined in accordance with Section 280G(b)(2) of the Code.

(ii) “Contingent Compensation Payment” shall mean any payment (or benefit) in the nature of compensation that is made or made available (under this Agreement or otherwise) to a “disqualified individual” (as defined in Section 280G(c) of the Code) and that is contingent (within the meaning of Section 280G(b)(2)(A)(i) of the Code) on a Change in Ownership or Control of the Company.

(d) Any payments or other benefits otherwise due to the Executive following a Change in Ownership or Control that could reasonably be characterized (as determined by the Company) as Contingent Compensation Payments (the “Potential Payments”) shall not be made until the dates provided for in this Section 4.3(d). Within 30 days after each date on which the Executive first becomes entitled to receive (whether or not then due) a Contingent Compensation Payment relating to such Change in Ownership or Control, the Company shall determine and notify the Executive (with reasonable detail regarding the basis for its determinations) (i) which Potential Payments constitute Contingent Compensation Payments, (ii) the Eliminated Amount and (iii) whether the Section 4.3(b) Override is applicable. Within 30 days after delivery of such notice to the Executive, the Executive shall deliver a response to the Company (the “Executive Response”) stating either (A) that he agrees with the Company’s determination pursuant to the preceding sentence or (B) that he disagrees with such determination, in which case he shall set forth (i) which Potential Payments should be characterized as Contingent Compensation Payments, (ii) the Eliminated Amount, and (iii) whether the Section 4.3(b) Override is applicable. In the event that the Executive fails to deliver an Executive Response on or before the required date, the Company’s initial determination shall be final and the Contingent Compensation Payments that shall be treated as Eliminated Payments shall be determined by reducing or eliminating the Contingent Compensation in the following order: (i) cash payments, (ii) taxable benefits, (iii) nontaxable benefits and (iv) accelerated vesting of equity awards, in each case in reverse order beginning with the payments or benefits that are to be paid the farthest in time from the date that triggers the application of the Excise Tax, to the extent necessary to maximize the Eliminated Payments. If the Executive states in the Executive Response that he agrees with the Company’s determination, the Company shall make the Potential Payments to the Executive within three business days following delivery to the Company of the Executive Response (except for any Potential Payments which are not due to be made until after such date, which Potential Payments shall be made on the date on which they are due). If the Executive states in the Executive Response that he disagrees with the Company’s determination, then, for a period of 60 days following delivery of the Executive Response, the Executive and the Company shall use good faith efforts to resolve such dispute. If such dispute is not resolved within such 60-day period, such dispute shall be settled exclusively by arbitration in Boston, Massachusetts, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The Company shall, within three business days following delivery to the Company of the Executive Response, make to the Executive those Potential Payments as to which there is no dispute between the Company and the Executive regarding whether they should be made (except for any such Potential Payments which are not due to be made until after such date, which Potential Payments shall be made on the date on which they are due). The balance of the Potential Payments shall be made within three business days following the resolution of such dispute. Subject to the limitations contained in Sections 4.3(a) and (b) hereof, the amount of any payments to be made to the Executive following the resolution of such dispute shall be increased by amount of the accrued interest thereon computed at the prime rate announced from time to time by published in The Wall Street Journal, compounded monthly from the date that such payments originally were due.

(f) The provisions of this Section 4.3 are intended to apply to any and all payments or benefits available to the Executive under this Agreement or any other agreement or plan of the Company under which the Executive receives Contingent Compensation Payments.

4.4 Payments subject to Section 409A.

(a) Subject to this Section 4.4, payments or benefits under Section 4.2 shall begin only upon the date of a “separation from service” of the Executive (determined as set forth below) which occurs on or after the termination of the Executive’s employment. The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to the Executive under Section 4.2, as applicable:

(i) It is intended that each installment of the payments and benefits provided under Section 4.2 shall be treated as a separate “payment” for purposes of Section 409A of the Code and the guidance issued thereunder (“Section 409A”). Neither the Company nor the Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

(ii) If, as of the date of the “separation from service” of the Executive from the Company, the Executive is not a “specified employee” (within the meaning of Section 409A), then each installment of the payments and benefits shall be made on the dates and terms set forth in Section 4.2.

(iii) If, as of the date of the “separation from service” of the Executive from the Company, the Executive is a “specified employee” (within the meaning of Section 409A), then:

(1) Each installment of the payments and benefits due under Section 4.2 that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the short-term deferral period (as defined under Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A; and

(2) Each installment of the payments and benefits due under Section 4.2 that is not described in Section 4.4(a)(iii)(1) and that would, absent this subsection, be paid within the six-month period following the “separation from service” of the Executive from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, the Executive’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following the Executive’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments and benefits if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of the Executive’s second taxable year following his taxable year in which the separation from service occurs.

(b) The determination of whether and when a separation from service of the Executive from the Company has occurred shall be made and in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h).

(c) All reimbursements and in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A.

4.5 Exclusive Severance Benefits. The making of the payments and the provision of the benefits by the Company to the Executive under this Agreement shall constitute the entire obligation of the Company to the Executive as a result of the termination of his employment, and the Executive shall not be entitled to additional payments or benefits as a result of such termination of employment under any other plan, program, policy, practice, contract or agreement of the Company or its subsidiaries.

4.6 Mitigation. The Executive shall not be required to mitigate the amount of any payment or benefits provided for in this Section 4 by seeking other employment or otherwise. Further, except as provided in Section 4.2(a)(ii), the amount of any payment or benefits provided for in this Section 4 shall not be reduced by any compensation earned by the Executive as a result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company or otherwise.

4.7 Outplacement Services. In the event the Executive is terminated by the Company (other than for Cause, Disability or death), or the Executive terminates employment for Good Reason, within 12 months following the Change in Control Date, the Company shall provide outplacement services through one or more outside firms of the Executive’s choosing up to an aggregate of $10,000, with such services to extend until the earlier of (i) 12 months following the termination of Executive’s employment or (ii) the date the Executive secures full time employment.

4.8 Release. The obligation of the Company to make the payments and provide the benefits to the Executive under Sections 4.2(a)(i)(2) and 4.2(a)(ii) is conditioned upon the Executive signing a release of claims, in a customary and reasonable form requested by the Company (the “Executive Release”), within 45 days of the Date of Termination, and upon the Executive Release becoming effective in accordance with its terms. The payments to the Executive under Section 4.2(a)(i)(2) shall be made on the 60th day following the Date of Termination provided that the Executive Release has become effective on or before such date; provided, however, that if the Executive Release has become effective on or before the 30th day following the Date of Termination, then the payments under Section 4.2(a)(i)(2) may be made on or after such 30th day, unless the 60th day after the Date of Termination occurs in the calendar year following the year of the Date of Termination, in which case the payments under Section 4.2(a)(i)(2) shall be made no earlier than January 1 of such subsequent calendar year.

5. Disputes.

5.1 Settlement of Disputes; Arbitration. All claims by the Executive for benefits under this Agreement shall be directed to and determined by the Board of Directors of the Company and shall be in writing. Any denial by the Board of Directors of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Board of Directors shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim. Any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Boston, Massachusetts, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

5.2 Expenses. The Company agrees to pay as incurred, to the full extent permitted by law, all legal, accounting and other fees and expenses which the Executive may reasonably incur as a result of any claim or contest (regardless of the outcome thereof) by the Company, the Executive or others regarding the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive regarding the amount of any payment or benefits pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code. Notwithstanding the foregoing, (i) the expenses eligible for reimbursement may not affect the expenses eligible for reimbursement in any other taxable year, (ii) such reimbursement must be made on or before the last day of the year following the year in which the expenses were incurred, and (iii) the right to reimbursement is not subject to liquidation or exchange for another benefit.

6. Successors.

6.1 Successor to Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a breach of this Agreement, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, “Company” shall mean the Company as defined above and any successor to its business or assets as aforesaid which assumes and agrees to perform this Agreement, by operation of law or otherwise.

6.2 Successor to Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to the Executive or his family hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive’s estate.

7. Notice. All notices, instructions and other communications given hereunder or in connection herewith shall be in writing. Any such notice, instruction or communication shall be sent either (i) by registered or certified mail, return receipt requested, postage prepaid, or (ii) prepaid via a reputable nationwide overnight courier service, in each case addressed to the Company, at 30 International Place, Tewksbury, Massachusetts 01876, Attention: Secretary, and to the Executive at the Executive’s address indicated on the signature page of this Agreement (or to such other address as either the Company or the Executive may have furnished to the other in writing in accordance herewith). Any such notice, instruction or communication shall be deemed to have been delivered five business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service. Either party may give any notice, instruction or other communication hereunder using any other means, but no such notice, instruction or other communication shall be deemed to have been duly delivered unless and until it actually is received by the party for whom it is intended.

8. Miscellaneous.

8.1 Employment by Subsidiary. For purposes of this Agreement, the Executive’s employment with the Company shall not be deemed to have terminated solely as a result of the Executive continuing to be employed by a wholly-owned subsidiary of the Company.

8.2 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

8.3 Injunctive Relief. The Company and the Executive agree that any breach of this Agreement by the Company is likely to cause the Executive substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Executive shall have the right to specific performance and injunctive relief.

8.4 Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal laws of the Commonwealth of Massachusetts, without regard to conflicts of law principles.

8.5 Waivers. No waiver by the Executive at any time of any breach of, or compliance with, any provision of this Agreement to be performed by the Company shall be deemed a waiver of that or any other provision at any subsequent time.

8.6 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but both of which together shall constitute one and the same instrument.

8.7 Tax Withholding. Any payments provided for hereunder shall be paid net of any applicable tax withholding required under federal, state or local law.

8.8 Pronouns. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine or feminine forms.

8.9 Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of the subject matter contained herein; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled. [For Paul Milbury’s agreement only: Notwithstanding the foregoing, the provisions of the fourth paragraph of the Letter Agreement between the Company and the Executive shall not be superseded by, modified by, or subject to the terms of this Agreement.]

8.10 Amendments. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive.

8.11 Executive’s Acknowledgements. The Executive acknowledges that he: (a) has read this Agreement; (b) has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of the Executive’s own choice or has voluntarily declined to seek such counsel; (c) understands the terms and consequences of this Agreement; and (d) understands that the law firm of WilmerHale is acting as counsel to the Company in connection with the transactions contemplated by this Agreement, and is not acting as counsel for the Executive.

8.12 Section 409A. This Agreement is intended to comply with the provisions of Section 409A and the Agreement shall, to the extent practicable, be construed in accordance therewith. The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A and do not satisfy an exemption from, or the conditions of, Section 409A.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.

STARENT NETWORKS, CORP.

By:
Title:

[NAME OF EXECUTIVE]

Address: